SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                                JOHNSON & JOHNSON
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


JOHNSON & JOHNSON
[LOGO]


Notice of Annual Meeting
and Proxy Statement

                                                                  March 11, 1998

     The Annual Meeting of the Shareowners of Johnson & Johnson will be held on April 23, 1998 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

          1.   Elect directors;

          2. Consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors; and

          3. Transact such other business, including action on a shareowner proposal, as may properly come before the meeting.

     Shareowners are cordially invited to attend the meeting. If you are a shareowner of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a shareowner whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.


                                             By order of the Board of Directors,


                                                     PETER S. GALLOWAY

                                                          Secretary


                     ---------------------------------------
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE
                     ---------------------------------------

                               GENERAL INFORMATION

     SHAREOWNERS ENTITLED TO VOTE. Holders of shares of the Common Stock of the Company of record at the close of business on February 24, 1998 are entitled to notice of and to vote at the Annual Meeting of Shareowners and at any and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 1,346,454,644 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareowners requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the shareowners on or about March 11, 1998 concurrently with the mailing of the Company's 1997 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson & Company, Inc. to aid in the solicitation of brokers, banks, institutional and other shareowners for a fee of approximately $11,500. All costs of the solicitation of proxies will be borne by the Company. Shareowners who execute proxies may revoke them at any time before they are voted by executing a later dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. On the accompanying proxy a shareowner may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     SHAREOWNER PROPOSALS. To be included in the Board of Directors' proxy statement for the 1999 Annual Meeting of Shareowners, a shareowner proposal must be received by the Company on or before November 10, 1998. Proposals should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                              ELECTION OF DIRECTORS

     NOMINEES. There are 13 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

     All of the nominees are currently serving as directors of the Company, except Mr. Snow who is a nominee for the first time. In accordance with the Board's policy on retirement of directors, Messrs. Philip M. Hawley, Thomas S. Murphy and Roger B. Smith are not standing for re-election.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

                    GERARD N. BURROW, M.D., Special Advisor to the President of Yale University for Health Affairs.
[PHOTO]
                    Dr. Burrow, 65, was elected to the Board of Directors in 1993 and is a member of the Benefits Committee and Chairman of the Science and Technology Advisory Committee. He was named to his present position at Yale University in 1997 following service since 1992 as Dean of the Yale University School of Medicine. He served the five years prior to his return to Yale as Vice Chancellor for health sciences and Dean of the University of California, San Diego School of Medicine. He previously served as a Professor and Chairman of the Department of Medicine at the University of Toronto and as Physician-in-Chief at Toronto General Hospital following earlier work in medical education, research and clinical practice. Dr. Burrow is a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Association for the Advancement of Science. He is also a Director of Neurex Corporation and The Sea Research Foundation and on the Board of Overseers of Brown University School of Medicine.

--------------------------------------------------------------------------------

                    JOAN GANZ COONEY, Chairman, Executive Committee, Children's Television Workshop.
[PHOTO]
                    Mrs. Cooney, 68, was elected to the Board of Directors in 1978 and is a member of the Compensation Committee and the Benefits Committee. She co-founded the Children's Television Workshop as its Executive Director in 1968 and was named its President-CEO in 1970 and Chairman-CEO in 1988. She assumed her present responsibilities in 1990. The Workshop's activities include production of the well-known children's educational television programs Sesame Street, 3-2-1 Contact, Square One T.V. and Ghostwriter. Mrs. Cooney is a Director of Metropolitan Life Insurance Company, the Museum of Television and Radio and The New York and Presbyterian Hospitals, Inc., as well as a Trustee of the National Child Labor Committee.

--------------------------------------------------------------------------------

                    JAMES G. CULLEN, Vice Chairman, Bell Atlantic Corporation. [PHOTO]
                    Mr. Cullen, 55, was elected to the Board of Directors in September 1995 and is a member of the Compensation Committee and the Audit Committee. Mr. Cullen assumed his present position with Bell Atlantic Corporation in February 1995 after having been President since February 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Prudential Life Insurance Company.

                    M. JUDAH FOLKMAN, M.D., Senior Associate in Surgery and Director, Surgical Research Laboratory, Children's Hospital and Andrus Professor of Pediatric Surgery and Professor of Cell Biology, Harvard Medical School, Departmentof Surgery.
[PHOTO]
                    Dr. Folkman, 65, was elected to the Board of Directors in February 1998 and is a member of the Science and Technology Advisory Committee. Dr. Folkman has been with the Children's Hospital since 1967, having served as Surgeon-in-Chief of Children's Hospital from 1967 to 1981, and with Harvard Medical School since 1967. He is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In recognition of his founding the field of angiogenesis research he has received numerous honary degrees and awards, the most recent of which is the 1997 Charles S. Mott Prize of the General Motors Cancer Rearch Foundation.

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                    ANN DIBBLE JORDAN, Former Director, Social Services
                    Department, Chicago Lying-In Hospital, University of Chicago Medical Center.
[PHOTO]
                    Mrs. Jordan, 63, was elected to the Board of Directors in 1981 and is a member of the Audit Committee and the Public Policy Advisory Committee. She assumed her previous responsibilities at Chicago Lying-In Hospital in 1970 after having served as a Caseworker and then a Senior Caseworker at the University of Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service Administration. She is a Director of Automatic Data Processing, The Coleman Company, Salant Corporation and Travelers Inc. Mrs. Jordan is also a Director of The Phillips Collection, The Child Welfare League and the National Symphony Orchestra.

--------------------------------------------------------------------------------

                    ARNOLD G. LANGBO, Chairman of the Board and Chief Executive Officer, Kellogg Company.
[PHOTO]
                    Mr. Langbo, 60, was elected to the Board of Directors in 1991 and is a member of the Audit Committee and the Compensation Committee. Mr. Langbo assumed his present position with Kellogg Company in January 1992 after having been President and Chief Operating Officer since December 1990. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Kellogg Company and Whirlpool Corporation. He is also a member of the Advisory Board of the J. L. Kellogg Graduate School of Management at Northwestern University and Chairman of the Board of Trustees of Albion College.

                    RALPH S. LARSEN, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee.
[PHOTO]
                    Mr. Larsen, 59, was elected to the Board of Directors in 1987 and appointed to the Executive Committee in 1986. He assumed his present responsibilities in 1989. He joined the Company in 1962 as a manufacturing trainee with Johnson & Johnson Products, Inc. and was named Vice President of Marketing for the McNeil Consumer Products Company in 1980. He left Johnson & Johnson for two years to serve as President of Becton Dickinson's Consumer Products Division and returned to Johnson & Johnson as President of its Chicopee subsidiary in 1983. Mr. Larsen was appointed Company Group Chairman in 1986 before being appointed Vice Chairman of the Executive Committee and Chairman of a Sector Operating Committee later in 1986. Mr. Larsen is a Director of Xerox Corporation, The New York Stock Exchange and AT&T Corp. He is also a member of The Business Council and the Policy Committee of The Business Roundtable. He serves on the Board of the United Way of Tri-State.

--------------------------------------------------------------------------------

                    JOHN S. MAYO, PH.D., President Emeritus, AT&T Bell Laboratories.
[PHOTO]
                    Dr. Mayo, 68, was elected to the Board of Directors in 1986 and is a member of the Science and Technology Advisory Committee and Chairman of the Public Policy Advisory Committee. He became President of AT&T Bell Laboratories in 1991 after having served as Vice President of Electronics Technology, Executive Vice President of Network Systems and Senior Vice President, Network Systems and Network Services. He became President Emeritus in 1995. Dr. Mayo is a member of the National Academy of Engineering and The Swedish Royal Academy of Engineering Sciences. He is a Fellow of the Institute of Electrical and Electronic Engineers. He is a member of the Boards of Trustees of Polytechnic University (Emeritus), the Liberty Science Center (Chairman), and the Kenan Institute for Engineering, Technology and Science, and served on the Board of Overseers for the New Jersey Institute of Technology, and the Board of Directors of the National Engineering Consortium, Inc.

--------------------------------------------------------------------------------

                    PAUL J. RIZZO, Retired Vice Chairman, International Business Machines Corporation.
[PHOTO]
                    Mr. Rizzo, 70, was elected to the Board of Directors in 1982 and is Chairman of the Benefits Committee and a member of the Audit Committee. He first retired from International Business Machines Corporation as Vice Chairman in 1987, and became Dean of the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill. He returned to International Business Machines Corporation in 1993 as Vice Chairman and retired from that position in 1994. He is a partner in Franklin St. Partners, an investment firm. Mr. Rizzo is a Director of The McGraw-Hill Companies, Inc. and Ryder Systems, Inc.

                    HENRY B. SCHACHT, Former Chairman of the Board, Lucent Technologies Inc.
[PHOTO]
                    Mr. Schacht, 63, was elected to the Board of Directors in September 1997 and is a member of the Audit Committee and the Benefits Committee. Mr. Schacht was the Chairman of the Board of Lucent Technologies Inc. from April 1996 until February 1998 and was its Chief Executive Officer from February 1996 to October 1997. Mr. Schacht was Chairman (1977-1995) and Chief Executive Officer (1973-1994) of Cummins Engine Company, Inc. He is also a Director of Lucent Technologies Inc, Aluminum Company of America, The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A. and Cummins Engine Company, Inc. Mr. Schacht is Chairman of the Board of Trustees of The Ford Foundation and a Trustee of The Yale Corporation and the Business Enterprise Trust.

--------------------------------------------------------------------------------

                    MAXINE F. SINGER, PH.D., President of the Carnegie Institution of Washington.
[PHOTO]
                    Dr. Singer, 67, was elected to the Board of Directors in 1991 and is a member of the Science and Technology Advisory Committee and the Public Policy Advisory Committee. Dr. Singer became President of the Carnegie Institution of Washington in 1988 after serving for over thirty years at the National Institutes of Health where she advanced to be Chief of the Laboratory of Biochemistry at NIH's National Cancer Institute. Dr. Singer is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences and the Governing Board of the Weizmann Institute of Science.

--------------------------------------------------------------------------------

                    JOHN W. SNOW, Chairman, President and Chief Executive Officer, CSX Corporation.
[PHOTO]
                    Mr. Snow, 58, was elected President and Chief Executive Officer of CSX Corporation in 1989 and added the title of Chairman in 1991. Mr. Snow is also a Director of Circuit City Stores, Inc., Textron, Inc. and USX Corporation and is a member of the Board of Trustees of Johns Hopkins University.

--------------------------------------------------------------------------------

                    ROBERT N. WILSON, Vice Chairman, Board of Directors and Vice Chairman, Executive Committee.
[PHOTO]
                    Mr. Wilson, 57, was elected to the Board of Directors in 1986. He joined the Company in 1964, served in several sales and marketing management positions and was appointed Company Group Chairman in 1981 and appointed to the Executive Committee in 1983. He was appointed Chairman of a Sector Operating Committee in 1985 and was appointed Vice Chairman of the Board of Directors in 1989. He assumed his expanded responsibilities as Vice Chairman of the Executive Committee in 1994. Mr. Wilson is also a Director of U.S. Trust Corporation and Amerada Hess Corporation.

STOCK OWNERSHIP/CONTROL

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each director, each nominee for director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company's outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Larsen and Wilson "control" an additional 8,942,706 shares of the Company's stock in which they have no economic interest. In addition to such shares, the directors and executive officers as a group own/control a total of 1,501,752 shares, the aggregate of 10,444,458 shares representing less than 1% of the shares outstanding. Except as noted, all stock ownership is as of January 30, 1998.

                                      NUMBER OF COMMON       SHARES UNDER
                                           SHARES             EXERCISABLE
NAME                                       (1)(2)             OPTIONS (3)
----                                    ------------         ------------
Gerard N. Burrow ......................     6,518                   1,100
Joan Ganz Cooney ......................    10,916                   1,100
James G. Cullen .......................     3,623                   1,100
M. Judah Folkman ......................       150                     --
Ronald G. Gelbman .....................    94,412                 184,840
Philip M. Hawley ......................     9,367                   1,100
Ann Dibble Jordan .....................     8,454                   1,100
Christian A. Koffmann .................    28,252                 171,480
Arnold G. Langbo ......................    12,340                   1,100
Ralph S. Larsen .......................   362,680                 882,480
James T. Lenehan ......................    23,660                 158,000
John S. Mayo ..........................    42,641                   1,100
Thomas S. Murphy ......................   129,857                   1,100
Paul J. Rizzo .........................    72,291                   1,100
Henry B. Schacht ......................     1,668                     --
Maxine F. Singer ......................    16,765                   1,100
Roger B. Smith ........................    44,833                   1,100
John W. Snow ..........................       --                      --
Robert N. Wilson ......................   475,382                 459,080
All directors and executive
  officers as a group (22) ............ 1,501,752               2,208,580
-------------

(1) Includes an aggregate of 271,353 Common Stock equivalent units credited to nonemployee directors under the Deferred Fee Plan for Nonemployee Directors and an aggregate of 19,371 Common Stock equivalent units credited to the named executive officers (22,250 units to all directors and executive officers as a group) under the Executive Income Deferral Plan.

(2) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement. Dr. Folkman's stock ownership is as of February 9, 1998.

(3) Includes shares under options exercisable on January 30, 1998 and options which become exercisable within 60 days thereafter.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of the Company's Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $65,000 for his or her services as director. Of such annual fee, $20,000 is required to be deferred in Common Stock equivalent units under the Deferred Fee Plan for Nonemployee Directors until termination of his or her directorship. Directors also receive non-retainer equity compensation each year in the form of a stock option grant. The number of options granted is determined annually and is currently 900 shares per person. In addition, directors receive $5,000 for service on a committee of the Board of Directors, or $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. A director may elect to defer payment of all or a part of the fees until, or beyond, termination of his or her directorship. Deferred fees (other than the required deferral referred to above) may earn additional amounts based either on the increase in value of units under the Certificate of Extra Compensation Program or on a hypothetical investment in the Company's Common Stock up to the time of termination of his/her directorship. Deferred fees beyond termination of directorship can only earn additional amounts based on a hypothetical investment in the Company's Common Stock. All Common Stock equivalent units held in each nonemployee director's Deferred Fee Account receive dividend equivalents.

     During the last fiscal year the Board of Directors met seven times. Each director attended at least 75% of the total meetings of the Board of Directors and the committees on which they served.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Board of Directors has no standing Nominating Committee; however, the Board of Directors serves as a Nominating Committee of the whole. The Board considers suggestions from many sources, including shareowners, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

     The members of the Audit Committee are Mr. Cullen, Mrs. Jordan, Mr. Langbo, Mr. Rizzo, Mr. Schacht and Mr. Smith (Chairman). The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met three times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Cullen, Mr. Hawley, Mr. Langbo and Mr. Murphy (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Wilson (Vice Chairman), Darretta (Vice President, Finance) and Deyo (Vice President, Administration) which determines management and executive compensation and establishes fringe benefit and other compensation policies. The compensation of the members of the Executive Committee (which includes the members of the Management Compensation Committee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. During the last fiscal year there were four meetings of the Compensation Committee.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                       COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is composed entirely of nonemployee, independent members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and members of the Executive Committee.

              JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing, growth companies similar to Johnson & Johnson. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its stockholders. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Shareowner Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical and professional health care fields with comparable sales volumes and above average EPS growth rates and financial strength. These companies include those in the Standard & Poor's Diversified Health Care Index referred to in the Shareowner Return Performance Graph which meet these criteria.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years. Shareowner Value is measured as the increase in stock price plus dividend return over a five year period.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's shareowners over the long term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgement in evaluating these factors and in determining appropriate compensation.

     A discussion of 1997 performance reviewed by the Compensation Committee can be found under "Decisions on 1997 Compensation".

                    JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

BASE SALARY

     The Base Salary for all employees exempt from the Fair Labor Standards Act
(FLSA), which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Market Parity, the Company targets to pay base salaries which are, overall, at the median of the select group of premium companies referred to above.

     These guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 1997 was 4.0% for merit increases plus 1% for market parity and 1% for promotion adjustments. The domestic salary guideline for 1998 has been set at 4.0% for merit increases plus 1% for market parity and 1% for promotion adjustments.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, Johnson & Johnson provides its executive officers with additional current compensation in the form of executive cash bonus and stock awards which is competitive with annual incentives provided by other companies in the premium community. No fixed weighting or formula is applied by the Compensation Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. The amounts of Awards to executive officers are determined by the Committee acting in its discretion subject to the maximum amounts specified in the Company's Executive Incentive Plan. Such determination, except in the case of the Award for the Chairman, is made after considering the recommendations of the Chairman and such other matters as the Committee deems relevant. The Committee, acting in its discretion, may determine to pay a lesser Award than the maximum specified. For the Chief Executive Officer and other executive officers the amount of the total incentive is divided between cash and stock at the discretion of the Committee.

STOCK OPTIONS

     The Stock Option Plan is a long-term plan designed to link executive rewards with shareowner value over time. Johnson & Johnson's award practice was modified in December 1997 to move from a "career multiple" approach to stock option design to an "annual multiple" approach.

     The annual multiple approach uses a percentage of each year's base salary, expressed as a range of opportunity, to arrive at the range of option shares available to be granted. Individual grants are made annually and vary within that range based on performance. This approach will result in grants which will vary from year to year based on assessed performance, stock price and base salary.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation Committee based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named executive officers, the Committee does not apply a mathematical formula which relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards made prior to December 1997 generally occurred over a period from two to six years. Vesting in awards granted in or after December 1997 occurs three years from grant.

CERTIFICATES OF EXTRA COMPENSATION

     Certificates of Extra Compensation (CECs) provide deferred compensation which is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one-half of the Company's net asset value and one-half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to shareowners on a share of Johnson & Johnson Common Stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

DECISIONS ON 1997 COMPENSATION

     Johnson & Johnson's performance for the most recent five year period ranked in the upper half of the premium community companies in all financial factors considered: Sales Growth, Shareowner Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product Flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     Mr. Larsen's compensation awards were made based upon the Compensation Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgement of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation Committee's judgement, compensation awards for 1997 were made at target.

     Mr. Larsen was awarded an annual salary increase for 1997 in January 1997 of 6.1% versus a 6.0% total performance guideline. In the first half of 1997, the Company conducted a comprehensive Executive Compensation Study. As a result of that Study, compensation adjustments were made to several executives in June, including Mr. Larsen. A base salary increase of 10.1% was made in June to reflect the market level for the position of Chief Executive Officer, and Mr. Larsen's performance and tenure in the position. The 1997 annual incentive for the Chief Executive Officer was paid approximately at target. Two stock option grants were awarded during 1997 to the Chief Executive Officer. A grant was made in June to provide Mr. Larsen with total cumulative stock option grants which were more consistent with the competitive marketplace. In addition, a stock option grant was made as part of the administration of stock option grants which provided him with options valued at the target annual multiple of pay. A grant of Certificates of Extra Compensation was made to Mr. Larsen to maintain his 1998 accrual at the competitive target.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the "Act") and the final regulations interpreting the Act which have recently been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the Johnson & Johnson Stock Option Plans, as previously approved by shareowners, meet the requirements for deductibility under the Act. In order to permit the future deductibility of cash bonus and stock incentive awards for certain executive officers of the Company, the Committee and the Board of Directors have adopted an Executive Incentive Plan which was approved by shareowners. As a result, all bonus and stock awards qualify as performance based and are not subject to the tax deductibility limitation of Section 162(m). In addition, the Committee has approved the Executive Income Deferral Plan which allows an individual to elect to defer a portion of Base Salary, CEC Dividend Equivalents and Cash and Stock Bonus Awards. Participation in the Plan is limited to Executive Committee Members and is voluntary. Accordingly, any amounts which would otherwise result in non-tax deductible compensation may be deferred under the Plan. As a result of the implementation of the Johnson & Johnson Executive Incentive Plan and elections made under the Executive Income Deferral Plan, no tax deduction was lost as a result of Section 162(m) on compensation paid to Johnson & Johnson executives in 1997 and none is anticipated to be lost in 1998


                                                   Thomas S. Murphy, Chairman
                                                   Joan G. Cooney
                                                   James G. Cullen
                                                   Philip M. Hawley
                                                   Arnold G. Langbo

                       SHAREOWNER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareowner return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index for the period of five years commencing December 31, 1992 and ending December 31, 1997. The graph and table assume that $100 was invested on December 31, 1992 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Health Care Index and that all dividends were reinvested.

                --GRAPHICAL REPRESENTAIONS OF DATA TALK BELOW--

--------------------------------------------------------------------------------
                    1992       1993       1994       1995       1996       1997
--------------------------------------------------------------------------------
Johnson &
 Johnson          $100.00     $90.98    $113.71    $180.92    $213.69    $287.03
--------------------------------------------------------------------------------
S&P 500 Stock
 Index            $100.00    $110.04    $111.49    $153.33    $188.51    $251.39
--------------------------------------------------------------------------------
S&P Diversified
 Health Care      $100.00     $95.30    $110.99    $164.26    $207.16    $302.63
--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers") in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE



                                               ANNUAL COMPENSATION (1)                LONG TERM
                                      -------------------------------------------   COMPENSATION
   NAME                                                                 OTHER           AWARDS
   AND                                                                  ANNUAL      -------------      ALL OTHER
 PRINCIPAL                                                              COMPEN-        OPTIONS          COMPEN-
 POSITION                  YEAR       SALARY ($)      BONUS ($)        SATION ($)        (#)           SATION ($)
 --------                  ----       ----------      ---------        ----------      -------         ----------
                                                          (2)            (3)             (4)              (5
R. S. Larsen               1997      $1,192,500      $1,400,871        $980,552        450,000          $53,663
Chairman/CEO               1996       1,070,000       1,001,900         744,221         26,000           48,150
                           1995       1,005,000       1,135,931         534,456         51,000            6,750

R. N. Wilson               1997      $  850,000      $  902,594        $909,371        235,000          $38,250
Vice Chairman              1996         800,000         751,425         787,782         23,000           36,000
                           1995         750,000         873,069         541,788         44,200            6,750

R. G. Gelbman              1997      $  537,500      $  427,514        $349,857        150,000          $24,188
Worldwide Chairman         1996         450,000         318,094         274,723         15,000           20,250
Pharmaceuticals &          1995         390,000         407,500         168,873         27,400            6,75
Diagnostics Group

J. T. Lenehan              1997      $  537,500      $  411,880        $228,152        150,000          $24,188
Worldwide Chairman         1996         450,000         313,094         187,820         11,000           20,250
Consumer                   1995         375,000         402,520         101,120         31,000            6,750
Pharmaceuticals &
Professional Group

C. A. Koffmann             1997      $  525,000      $  401,500        $234,017        125,000          $23,625
Worldwide Chairman         1996         450,000         303,094         203,178         12,000           20,250
Consumer/Personal          1995         387,500         402,520         113,731         73,400            6,750
Care Group

-------------

(1)  Includes amounts paid and deferred.

(2)  Bonus amounts include both cash and stock awards.

(3) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (long-term incentive plan).

(4)  1995 stock option shares adjusted for 1996 stock split.

(5) Amount shown is the Company's matching contribution to the 401(k) Savings Plan and related supplemental plan.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to the Named Officers during the Company's last fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                              INDIVIDUAL GRANTS
                                          -------------------------------------------------------
                                             NUMBER OF     % OF TOTAL
                                            SECURITIES       OPTIONS                                 GRANT DATE
                                            UNDERLYING     GRANTED TO     EXERCISE                     PRESENT
                                             OPTIONS        EMPLOYEES       PRICE      EXPIRATION     VALUE(2)
       NAME                               GRANTED (#)(1)     IN 1997       ($/SH)         DATE           ($)
       ----                               --------------   ----------     --------     ----------    ----------
Ralph S. Larsen .........................     250,000          2.2%         $65.25       6/24/07     $5,418,750
                                              200,000          1.7%          64.75      12/03/07     $3,414,800

Robert N. Wilson ........................     150,000          1.3%         $65.25       6/24/07     $3,251,250
                                               85,000          0.7%          64.75      12/03/07     $1,451,290

Ronald G. Gelbman .......................     100,000          0.9%         $65.25       6/24/07     $2,167,500
                                               50,000          0.4%          64.75      12/03/07     $  853,700

James T. Lenehan ........................     100,000          0.9%         $65.25       6/24/07     $2,167,500
                                               50,000          0.4%          64.75      12/03/07     $  853,700

Christian A. Koffmann ...................      75,000          0.6%         $65.25       6/24/07     $1,625,625
                                               50,000          0.4%          64.75      12/03/07     $  853,700
-------------

(1) The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options expiring on June 24, 2007 become exercisable over a six year period in increments of 20% per year beginning with the second anniversary of the date of grant except for the options granted to Mr. R. S. Larsen and Mr. R.
     N. Wilson which, like the vesting schedule for all executives in the Stock Option Plan over age 55, become exercisable over a four year period in increments of 40% beginning with the second anniversary of the date of grant and an additional 30% per year for each of the next two years. The options expiring on December 3, 2007, like the vesting schedule for all executives granted options on such date, vest all of the shares at the end of the third year.

(2) The grant date present values per option share were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The options expiring on June 24, 2007 had a grant date present value of $21.68 per option share. The Black-Scholes model was used with the following assumptions: volatility of 21.5% based on a historical weekly average over seven years; dividend yield of 1.43%; risk free interest of 6.45% based on a U.S. Treasury rate of seven years; and a seven year option life.

     The options expiring on December 3, 2007 had a grant date present value of $17.07 derived from using the Black-Scholes option pricing model. Since the vesting schedule is different from past options granted to employees, the following assumptions were made: volatility of 21.5% based on a historical weekly average over five years; dividend yield of 1.43%; risk free interest of 5.81% based on a U.S. Treasury rate of five years; and a five year option life.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                               SHARES                      OPTIONS AT YEAR END 1997 (#)        YEAR END 1997 ($) (1)
                             ACQUIRED ON      VALUE        ----------------------------    ------------------------------
          NAME               EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
          ----               ------------   ------------   -----------    -------------    -----------      -------------
Ralph S. Larsen ........       158,300      $8,430,640       882,480         533,420       $41,201,139        $2,049,910
Robert N. Wilson .......       146,000      $7,736,880       469,080         408,520       $21,570,823        $6,000,503
Ronald G. Gelbman ......        28,000      $1,446,200       184,840         106,360       $ 8,478,119        $3,411,499
James T. Lenehan .......            --              --       158,000         270,000       $ 6,857,724        $3,993,050
Christian A. Koffman ...         5,500      $  285,645       171,480         234,720       $ 7,709,933        $3,440,017

--------------

(1) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($64.875).

CERTIFICATE OF EXTRA COMPENSATION PROGRAM

     The following table provides information concerning awards made during the last fiscal year under the Company's Certificate of Extra Compensation (CEC) Program.

              LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


                                                              ESTIMATED
                                  NUMBER OF    PERIOD UNTIL     FUTURE
NAME                              UNITS (#)       PAYOUT      PAYOUT ($)
----                              --------     ------------   ----------
                                                   (1)           (2)
Ralph S. Larsen .............     165,000                    $ 2,684,550
Robert N. Wilson ............        --
Ronald G. Gelbman ...........      20,000                      325,400
James T. Lenehan ............      10,000                      162,700
Christian A. Koffmann .......      10,000                      162,700
--------------

(1)  Awards are paid out upon retirement or other termination of employment.

(2) The value used is the value as of the end of the last fiscal year and was $16.27 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $16.27 per CEC unit. The cumulative number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $16.27 per unit value as of the end of the last fiscal year, are: Mr. R. S. Larsen 852,400 CEC units ($13,868,548); Mr. R. N. Wilson 858,000 CEC units ($13,959,660); Mr. R. G.
Gelbman 295,600 CEC units ($4,809,412); Mr. J. T. Lenehan 161,600 CEC units ($2,629,232) and Mr. C. A. Koffmann 166,000 CEC units ($2,700,820).

RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis.


                               PENSION PLAN TABLE


    FIVE YEAR
     AVERAGE                        ANNUAL BENEFITS FOR YEARS OF SERVICE
     COVERED     --------------------------------------------------------------------------------
  COMPENSATION   15 YEARS    20 YEARS      25 YEARS       30 YEARS       35 YEARS       40 YEARS
  ------------   --------    --------      --------       --------       --------       ---------
  $  700,000    $171,600     $228,800     $  286,000     $  343,300     $  400,500     $  457,700
     800,000     196,600      262,200        327,700        393,300        458,800        524,400
     900,000     221,600      295,600        369,400        443,300        517,200        591,100
   1,000,000     246,600      328,900        411,100        493,300        575,500        657,700
   1,200,000     296,700      395,500        494,400        593,300        692,200        791,100
   1,400,000     346,700      462,200        577,800        693,300        808,900        924,400
   1,600,000     396,700      528,900        661,100        793,300        925,600      1,057,800
   1,800,000     446,700      595,600        744,500        893,400      1,042,300      1,191,200
   2,000,000     496,700      662,300        827,800        993,400      1,158,900      1,324,500
   2,200,000     546,700      728,900        911,200      1,093,400      1,275,600      1,457,900
   2,400,000     596,700      795,600        994,500      1,193,400      1,392,300      1,591,200
   2,600,000     646,700      862,300      1,077,900      1,293,400      1,509,000      1,724,600

     Covered compensation includes regular annual earnings, dividend equivalents paid on non-vested CEC units, amounts paid under the Company's Achievement Award Program, amounts paid under the Company's Executive Incentive Plan and amounts deferred under the Company's Executive Income Deferral Plan. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is:
Mr. R. S. Larsen $2,164,850; Mr. R. N. Wilson $1,615,130; Mr. Mr. R. G. Gelbman $813,427; Mr. J. T. Lenehan $715,515; and Mr. C. A. Koffmann $729,184. The
approximate years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 34 years; Mr. R. N. Wilson 33 years; Mr. R. G. Gelbman 26 years; Mr. J. T. Lenehan 21 years; and Mr. C. A. Koffmann 9 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefit which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Coopers & Lybrand L.L.P. as the independent auditors for the Company and its subsidiaries for the fiscal year 1998. Shareowner ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareowners on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareowners during the meeting.

                    SHAREOWNER PROPOSAL ON CUMULATIVE VOTING

     The following shareowner proposal has been submitted to the Company for action at the meeting by the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, NW, Washington, DC 20016, owner of 253,569 shares of the Company's Common Stock. The affirmative vote of a majority of the votes cast at the meeting by or on behalf of the shareowners is required for approval of the shareowner proposal. The text of the proposal is as follows:

     RESOLVED: That the shareholders of Johnson & Johnson ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors.

                              SUPPORTING STATEMENT

     In the American corporate governance system, the election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

     The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desires on business strategies and executive pay without question.

     Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates. At Johnson & Johnson, shareholders owning approximately 7.7% of the outstanding shares casting all their votes for one individual would be able to elect one director, absent any other support.

     Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections.

     The argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who represent the special interests of a minority of shareholders instead of the best interest of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breaches of fiduciary duty.

     We do not accept the claim that, in the complex world in which our Company competes, an honest difference of opinion over business strategies and other policies of the Company makes the minority view a so called "special interest." Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for directors will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth.

     We urge your support for this proposal.

           MANAGEMENT'S STATEMENT IN OPPOSITION TO SHAREOWNER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Johnson & Johnson believes that the present system of voting used by the Company and most corporations (one vote for each share owned for each director) best assures that the members of the Board of Directors will honor their duties to represent the interests of all shareowners, and not just particular groups. The unusual practice of cumulative voting, which the proponent recommends, would permit a minority of shareowners to pool their voting power to attempt to elect special interest directors who may fail to exercise independent judgement and instead advocate factional viewpoints, even when these viewpoints may diverge from the best interests of the Company and its shareowners as a whole.

     IT IS, THEREFORE, RECOMMENDED THAT SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

                                  OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                              [Johnson & Johnson]
                                     [LOGO]





                                    NOTICE OF

                                   1998 ANNUAL

                                   MEETING AND

                                      PROXY

                                    STATEMENT

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 12 contains a description in tabular form of a graph entitled "Stockholder Return Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Diversified Health Care Index for the period of five years commencing December 31, 1992 and ending December 31, 1997, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                               JOHNSON & JOHNSON

               Proxy Solicited by the Board of Directors for the
                Annual Meeting of Shareowners on April 23, 1998


        The undersigned hereby appoints R.J Daretta, R.S. Fine, and R.N.
        Wilson and each or any of them as proxies, with full power of
 P      substitution and revocation, to represent the undersigned and to vote
 R      all shares of the Common Stock of Johnson & Johnson which the
 O      undersigned is entitled to vote at the Annual Meeting of Shareowners
 X      of the Company to be held on April 23, 1998 at 10:00 a.m. at the Hyatt
 Y Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournment thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Election of Directors. Nominees:

Gerard N. Burrow, Joan G. Cooney, James G. Cullen, M. Judah Folkman, Ann D. Jordan, Arnold G. Langbo, Ralph S. Larsen, John S. Mayo, Paul J. Rizzo, Henry B. Schacht, Maxine F. Singer, John W. Snow, Robert N. Wilson.

                          (change of address/comments)

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------

              --------------------------------------------------------
              (If you have written in the above space, please mark the
               corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE


                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR proposals 1 and 2.
                                        FOR   WITHHELD
1. Election of Directors (see reverse)  [ ]     [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                             FOR   AGAINST   ABSTAIN
2. Ratification of Coopers and Lybrand,      [ ]     [ ]       [ ]
    L.L.P. as independent auditors

The Board of Directors recommends a vote AGAINST proposal 3.

                                             FOR   AGAINST   ABSTAIN
3. Proposal on Cumulative Voting.            [ ]     [ ]       [ ]


Change of Address/Comments on Reverse Side   [ ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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SIGNATURE(S) ____________________________________________ DATE ________________

               PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY
                        IN THE ENCLOSED REPLY ENVELOPE.

                               JOHNSON & JOHNSON

                            The Signature of Quality